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                                                                     EXHIBIT 8.1

                          [ALSTON & BIRD LETTERHEAD]

                                 July 29, 1996


Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee 38018

BancAlabama, Inc.
312 Clinton Avenue
Huntsville, Alabama 35801


                 Re: PROPOSED AGREEMENT AND PLAN OF MERGER INVOLVING BANCALABAMA, INC., UNION PLANTERS CORPORATION, AND BNF BANCORP, INC.

Ladies and Gentlemen:

                 We have served as counsel to Union Planters Corporation ("UPC") in connection with the proposed reorganization of UPC and BancAlabama, Inc. ("BancAlabama") pursuant to the Agreement and Plan of Merger dated as of April 26, 1996 (the "Agreement") which provides for the merger of BancAlabama with and into BNF Bancorp, Inc. ("BNF"), a wholly-owned subsidiary of UPC (the "Merger"). In our capacity as counsel to UPC, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

                 In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain assumptions as more fully described below. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.











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Union Planters Corporation
BancAlabama, Inc.
July 29, 1996
Page 2



                            INFORMATION RELIED UPON

                 In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

                 (1)      The Agreement;

                 (2) The Registration Statement on Form S-4 filed by UPC with the Securities and Exchange Commission under the Securities Act of 1933, on July 29, 1996 and the Proxy Statement/Prospectus for the Special Meeting of Shareholders of BancAlabama; and

                 (3) Such additional documents as we have considered relevant.

                 In our examination of the documents, we have assumed with your consent that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

                 We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of BancAlabama and UPC and through certificates provided by the management of BancAlabama and the management of UPC.

                 You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, yield a wider array of banking and banking-related services to consumers and businesses, and provide for a stronger market position and for greater financial resources to meet competitive challenges within the Huntsville, Alabama market area. To achieve these goals, the following will occur pursuant to the Agreement:

                 (1) Subject to the terms and conditions of the Agreement, at the Effective Time, BancAlabama shall be merged with and into BNF in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Section 259 of the DGCL. BNF shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the respective Boards of Directors of BancAlabama and BNF.
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Union Planters Corporation
BancAlabama, Inc.
July 29, 1996
Page 3



                 (2) Subject to the provisions of Article 3.1 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of UPC, BancAlabama, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

                 (a) Each share of UPC Capital Stock, including any associated UPC Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                 (b) Each share of BNF Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                 (c) Each share of BancAlabama Common Stock (excluding shares held by any BancAlabama Company or any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted and excluding shares held by shareholders who perfect their statutory appraisal rights as provided in Section 3.4 of the Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive .5907 of a share of UPC Common Stock (as subject to possible adjustment as set forth in Section 10.1(h) of the Agreement, the "Exchange Ratio"). Pursuant to the UPC Rights Agreement, each share of UPC Common Stock issued in connection with the Merger upon conversion of BancAlabama Common Stock shall be accompanied by a UPC Right.

                 (3) In the event UPC changes the number of shares of UPC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                 (4) Each of the shares of BancAlabama Common Stock held by any BancAlabama Company or by any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                 (5) Any holder of shares of BancAlabama Common Stock who perfects his or her appraisal rights in accordance with and as contemplated by
Section 262 of the DGCL shall be entitled to receive the value of such shares in cash as determined pursuant
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Union Planters Corporation
BancAlabama, Inc.
July 29, 1996
Page 4



to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the DGCL and surrendered to UPC the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of BancAlabama fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares, UPC shall issue and deliver the consideration to which such holder of shares of BancAlabama Common Stock is entitled under Article 3 of the Agreement (without interest) upon surrender by such holder of the certificate or certificates representing shares of BancAlabama Common Stock held by such holder. BancAlabama will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.

                 (6) Notwithstanding any other provision of the Agreement, each holder of shares of BancAlabama Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of UPC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the market value of one share of UPC Common Stock at the Effective Time.
The market value of one share of UPC Common Stock at the Effective Time shall be the closing price of such Common Stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by UPC) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                 (7) At the Effective Time, each option to purchase or other right with respect to shares of BancAlabama Common Stock pursuant to stock options, stock appreciation rights or other rights, including stock awards ("BancAlabama Options") granted by BancAlabama under the BancAlabama Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to UPC Common Stock on substantially the same terms and conditions.

                 (8) As soon as practicable after the Effective Time, UPC shall deliver to the participants in each BancAlabama Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such BancAlabama Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) of the Agreement after giving effect to the
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Union Planters Corporation
BancAlabama, Inc.
July 29, 1996
Page 5



Merger). Within 30 days after the Effective Time, UPC shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of UPC Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                 (9) All contractual restrictions or limitations on transfer with respect to BancAlabama Common Stock awarded under the BancAlabama Stock Plans or any other plan, program, or Contract of any BancAlabama Company, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, or Contract, shall remain in full force and effect with respect to shares of UPC Common Stock into which such restricted stock is converted pursuant to Section 3.1 of the Agreement.

                 With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date on which the Merger is consummated:

                 (1) The fair market value of the UPC Common Stock, UPC Rights and other consideration, if any, received by each shareholder of BancAlabama will, in each instance, be approximately equal to the fair market value of the BancAlabama stock surrendered in exchange therefor.

                 (2) There is no plan or intention by any of the shareholders of BancAlabama who own one percent (1%) or more of the outstanding BancAlabama Common Stock, and to the best of the knowledge of the management of BancAlabama, the remaining BancAlabama shareholders have no plan or intention, to sell, exchange, or otherwise dispose of a number of shares of UPC Common Stock that they will receive in the Merger that will reduce on the part of the BancAlabama shareholders such shareholders' ownership of UPC Common Stock to a number of shares having an aggregate value as of the date of the Merger of less than fifty percent (50%) of the aggregate value of the BancAlabama Common Stock outstanding immediately prior to the Merger. For purposes of this representation, shares of BancAlabama Common Stock that are disposed of or exchanged for cash in lieu of fractional shares of UPC Common Stock will be treated as outstanding BancAlabama Common Stock immediately prior to the Merger. Moreover, shares of BancAlabama Common Stock and shares of UPC Common Stock held by BancAlabama shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transactions will be considered outstanding immediately prior to the Merger in making this representation.
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Union Planters Corporation
BancAlabama, Inc.
July 29, 1996
Page 6



                 (3) In the Merger, BNF will acquire assets representing at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by BancAlabama immediately prior to the Merger. For this purpose, all redemptions and distributions (except for regular, normal dividends) made by BancAlabama immediately preceding the Merger and all amounts paid out of the assets of BancAlabama as reorganization expenses will be considered as assets held by BancAlabama immediately prior to the Merger. In addition, assets disposed of in contemplation of the Merger will be considered as assets held by BancAlabama immediately prior to the Merger.

                 (4) UPC has no plan or intention to liquidate BNF, or to sell or otherwise dispose of its stock in BNF or cause BNF to sell or otherwise dispose of any of the assets acquired by BNF from BancAlabama, except for dispositions made in the ordinary course of business or transfers to a corporation controlled by BNF. For purposes of this Tax Opinion, a corporation is considered to control a corporation in which it holds at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock.

                 (5) From and after the consummation of the Merger, BNF will continue the historic business of BancAlabama or use a significant portion of BancAlabama's business assets in a business.

                 (6) The liabilities of BancAlabama to be assumed by BNF in the Merger (and the liabilities to which the assets to be transferred are subject) were incurred or will be incurred by BancAlabama in the ordinary course of its business.

                 (7) There is not now nor will there be at the time of the Merger any intercorporate indebtedness existing between BancAlabama and UPC or between BancAlabama and BNF that was issued, acquired, or will be settled at a discount.

                 (8) BancAlabama and UPC will each bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.
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Union Planters Corporation
BancAlabama, Inc.
July 29, 1996
Page 7



                 (9) For each of UPC, BNF, and BancAlabama, not more than twenty-five percent (25%) of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than fifty percent (50%) of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least fifty percent (50%) of the voting power or fifty percent (50%) of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Internal Revenue Code are treated as a single issuer.

                 (10) None of the parties are under the jurisdiction of a court in a case under Title 11 of the United States Code, a receivership, foreclosure, or similar proceeding in a federal or state court.

                 (11)     Prior to the Merger, UPC will be in control of BNF.

                 (12) Following the Merger, BNF will not issue additional shares of its stock that would result in UPC losing control of BNF.

                 (13) The fair market value and adjusted basis of the assets to be transferred from BancAlabama to BNF as a result of the Merger will equal or exceed the sum of the liabilities of BancAlabama to be assumed by BNF plus the amount of liabilities to which the assets to be transferred are subject.

                 (14) The payment of cash to BancAlabama shareholders in lieu of fractional shares of UPC Common Stock will not be a separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares. The total cash consideration that will be paid to BancAlabama shareholders in lieu of fractional shares of UPC Common Stock will represent less than one percent (1%) of the total consideration issued in the Merger.

                 (15) UPC has no plan or intention to redeem or otherwise reacquire any UPC Common Stock that will be issued in the Merger.
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Union Planters Corporation
BancAlabama, Inc.
July 29, 1996
Page 8



                 (16) None of the compensation received by any shareholder-employee of BancAlabama represents separate consideration for, or is allocable to, any of his BancAlabama Common Stock. None of the UPC Common Stock that will be received by BancAlabama shareholder-employees in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement. Any compensation to be paid to a BancAlabama shareholder-employee who continues as an employee of UPC or BNF subsequent to the Merger will be for services rendered and will be commensurate with amounts paid to third parties bargaining at arms length for similar services.

                 (17) BancAlabama has no plan or intention to make, and has not made, any distributions other than regular, normal dividends to shareholders prior to the Merger.

                 (18)     BNF will not issue any of its stock in the Merger.

                 (19) BancAlabama has not reacquired or redeemed any of its stock within the last three (3) years.

                 (20) UPC does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of BancAlabama.

                 (21) At all times during the five-year period ending on the effective date of the Merger, the fair market value of all of BancAlabama's United States real property interests was and will have been less than fifty percent (50%) of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) BancAlabama is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which BancAlabama is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by BancAlabama, in the case of a first-tier subsidiary of BancAlabama, or by a controlled corporation, in the case of a lower-tier subsidiary.
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Union Planters Corporation
BancAlabama, Inc.
July 29, 1996
Page 9



                 (22) The Agreement represents the entire understanding of BancAlabama, UPC, and BNF with respect to the Merger.


                                    OPINIONS

         Based on the foregoing assumptions, we are of the opinion that:

                 (1) The Merger will qualify as a reorganization within the meaning of Sections 368(a) of the Code. Each of BancAlabama, BNF, and UPC will be a party to a reorganization within the meaning of Section 368(b).

                 (2) No gain or loss will be recognized by BancAlabama upon the transfer of its assets to BNF in exchange solely for UPC Common Stock and the assumption by BNF of the liabilities of BancAlabama.

                 (3) No gain or loss will be recognized by UPC and BNF on receipt by BNF of BancAlabama's assets in exchange for UPC Common Stock.

                 (4) The basis of BancAlabama's assets in the hands of BNF will, in each case, be the same as the basis of those assets in the hands of BancAlabama immediately prior to the transaction.

                 (5) The holding period of the assets of BancAlabama in the hands of BNF will, in each case, include the period during which such assets were held by BancAlabama.

                 (6) No gain or loss will be recognized by a BancAlabama shareholder upon the receipt of UPC Common Stock and UPC Rights solely in exchange for their shares of Alabama Common Stock.

                 (7) The basis of the UPC Common Stock received by a BancAlabama shareholder in the transaction will be the same as the basis of the BancAlabama Common Stock surrendered in exchange therefor less the basis allocated to any fractional share of UPC Common Stock settled by cash payment.

                 (8) The holding period of the UPC Common Stock received by a BancAlabama shareholder (including the holding period of any fractional share interest) will include the holding period of the BancAlabama Common Stock surrendered in
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Union Planters Corporation
BancAlabama, Inc.
July 29, 1996
Page 10



exchange therefor, provided the BancAlabama Common Stock was held as a capital asset on the date of the exchange.

                 (9) The payment of cash in lieu of fractional shares of UPC Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by UPC. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of UPC Common Stock redeemed as provided in Section 302(a). Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder.

                 (10) Where solely cash is received by a BancAlabama shareholder in exchange for his shares of BancAlabama Common Stock pursuant to the exercise of dissenters' rights of appraisal, such cash will be treated as having been received in redemption of his shares of BancAlabama Common Stock, subject to the provisions and limitations of Section 302 of the Code.

                 The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date hereof and will be true on the date on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements set out herein are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger.

                 This opinion is being provided solely for the benefit of UPC, BancAlabama, and their shareholders. No other person or party shall be entitled to rely on this opinion.
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Union Planters Corporation
BancAlabama, Inc.
July 29, 1996
Page 11



                 We hereby consent to the use of this opinion and to the references made to the firm under the captions "Summary--The Merger", "Description of the Transaction--Certain Federal Income Tax Consequences" and "Opinions" in the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of UPC.

                                        Very truly yours,

                                        ALSTON & BIRD

                                        By: /s/ Phillip C. Cook
                                           -------------------------------------
                                            Philip C. Cook